EXHIBIT 23.6
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8/S-3 of Nuance Communications, Inc. of our report dated January 30, 2005 with respect to the financial statements of Phonetic Systems Ltd. as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004 which appear in Form 8-K/A dated April 18, 2005.
We also consent to the references to us under the headings “Experts” in such Registration Statement.

Tel-Aviv April 17, 2007	/s/ Kost Forer Gabbay & Kasierer KOST FORER GABBAY & KASIERER A Member of Ernst & Young Global